Exhibit 99.1

Lion Biotechnologies Announces First Quarter 2016 Financial Results

NEW YORK, NY – May 9, 2016 -- Lion Biotechnologies, Inc. (NASDAQ: LBIO), a biotechnology company developing novel cancer immunotherapies based on tumor-infiltrating lymphocytes (TILs), today reported its first quarter 2016 financial results and provided a corporate update.

For the first quarter ended March 31, 2016, Lion reported research and development expenses of $4.2 million, compared to $2.4 million for the same period in 2015. The increase in research and development spending in 2016 is due, in part, to the initiation of a Phase 2 study for LN-144 and an increase in the research activities at the company’s Tampa, Florida research and development facilities. General and administrative expenses remained substantially unchanged at $2.8 million for the quarter ended March 31, 2016, compared to $2.9 million for the same period in 2015.

During the first quarter of 2016, the Company consumed a net of $4.5 million of its cash on general and administrative and research and development activities. As a result, as of March 31, 2016, the Company held $99.2 million in cash and short-term investments, compared to $103.7 million as of December 31, 2015.

First Quarter 2016 Company and Pipeline Highlights

•	Pipeline Maturation with Recent IND Allowance for Second Lead Program: The Company plans to initiate a Phase 2 trial for LN-145 for the potential treatment of cervical cancer, and head and neck squamous cell carcinoma by the end of 2016 following the allowance of an investigational new drug (IND) application by the U.S. Food and Drug Administration (FDA) in February 2016.
•	Continuing Patient Enrollment in Phase 2 Study of Lead Product Candidate LN-144: Lion is continuing to enroll patients in a Phase 2 study of LN-144 for the treatment of refractory metastatic melanoma.
•	Senior Leadership Team Expansion: The Company announced the hiring of Steven A. Fischkoff, MD, as the company's chief medical officer in February 2016 and Michael T. Lotze, MD, as chief scientific officer and vice president of research and development in March 2016.

2016 Cash Usage Expectations

During 2016, Lion anticipates investing between $30 million and $35 million in its research, development and operations, resulting in approximately $25 million to $30 million in additional spending for the remainder of 2016.

About Lion Biotechnologies, Inc.

Lion Biotechnologies is a clinical-stage biotechnology company focused on the development of cancer immunotherapy products for the treatment of various cancers. The Company's lead product candidate is an adoptive cell therapy using tumor-infiltrating lymphocytes (TILs) for the treatment of patients with refractory metastatic melanoma, and is based on a clinical Cooperative Research and Development Agreement with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and Moffitt Cancer Center. For more information, please visit http://www.lionbio.com.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company’s future goals, its operating and financial performance, additional studies and product development, expansion of the company’s research platform, and market position and business strategy. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections. Risks and uncertainties include, but are not limited to, the company’s ability to initiate a Phase 2 trial for LN-145 by the end of 2016, its ability to continue to enroll patients in the Phase 2 trial for LN-144, and the amount that will be invested in 2016 in research and development. A further list and description of these and other risks, uncertainties and other factors can be found in Lion Biotechnologies, Inc. most recent Annual Report on Form 10-K and the company's subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov or www.lionbio.com. Any forward-looking statement made in this release speaks only as of the date of this release. Lion Biotechnologies, Inc. does not undertake to update any forward-looking statements as a result of new information or future events or developments.

Investor Contact:

Sarah McCabe

Stern Investor Relations, Inc.

212-362-1200

Media Contact:

Jody LoMenzo

inVentiv Health Public Relations

646-866-1721

Financial Information:

(in 000s, except per share amounts)

Condensed Statement of Operations

	For the Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)

Revenues	$-	$-

Costs and expenses
Research and development*	4,192	2,398
General and administrative**	2,818	2,900
Total costs and expenses	7,010	5,298

Loss from operations	(7,010)	(5,298)
Interest income	126	-
Net Loss	$(6,884)	$(5,298)

Net Loss Per Share, Basic and Diluted	$(0.14)	$(0.14)

Weighted-Average Common Shares Outstanding, Basic and Diluted	48,548	37,679

* Includes $585 and $387, respectively, in stock-based compensation costs

** Includes $1,194 and $1,080, respectively, in stock-based compensation costs

	March 31, 2016 (unaudited)	December 31, 2015
Cash, cash equivalents and short-term investments	$99,166	$103,700
Total assets	$100,768	$105,653
Stockholders' equity	$98,938	$104,023